Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Exhibit 5.1

Renalytix plc

2 Leman Street

London E1W 9US

United Kingdom

15 May 2024

Ladies and Gentlemen:

Re: Renalytix plc — Prospectus Supplement — Exhibit 5.1

1.
INTRODUCTION
1.1
We have acted as English legal advisers to Renalytix plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”).
1.2
The Company filed a registration statement on Form S-3 with the SEC on 28 September 2023 (the “Registration Statement”) including a base prospectus (the “Base Prospectus”) which provides that it will be supplemented by one or more prospectus supplement, pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement is a supplement to the Base Prospectus.
1.3
The Registration Statement relates to the registration for issue and sale by the Company of (a) ordinary shares with a nominal value of £0.0025 each in the capital of the Company (“Ordinary Shares”), (b) American Depositary Shares representing Ordinary Shares (“ADSs”), (c) debt securities in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt (“Debt Securities”) and (d) warrants for the purchase of Ordinary Shares, Ordinary Shares represented by ADSs and/or Debt Securities in one or more series, in each case to the public in a registered offering or offerings, with an aggregate offering price of up to US$200,000,000.
1.4
In accordance with the terms of a New York law governed at the market offering agreement dated 15 May 2024 between H.C. Wainwright & Co., LLC (the “Sales Agent”) and the Company (the “Sales Agreement”), the Company may offer and sell ADSs having an aggregate offering price of up to US$15,000,000 (the “Placement ADSs” and the new Ordinary Shares to be represented by the Placement ADSs, the “New Shares”) from time to time through the Sales Agent pursuant to the Prospectus Supplement.
1.5
We are rendering this letter at the request of the Company in connection with the Registration Statement and the Prospectus Supplement. We have taken instructions solely from the Company.
1.6
Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ, UK
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Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word 'partner,' used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

1.7
All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.
2.
DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1
a PDF executed copy of the Sales Agreement;
2.2
a PDF copy of the Prospectus Supplement to be filed on 15 May 2024;
2.3
a PDF copy of the Registration Statement (including the Base Prospectus); and
2.4
a PDF executed copy of a certificate dated 15 May 2024 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:
(a)
a PDF copy of the articles of association of the Company adopted on 15 December 2023 (the “Articles”);
(b)
PDF copies of the certificate of incorporation of the Company as a public company dated 15 March 2018 and the certificate of incorporation of the Company on change of name dated 23 June 2021;
(c)
a PDF executed copy of the written resolutions passed by the board of directors of the Company (the “Board” or the “Directors”) on 15 May 2024 in which it was resolved, inter alia, to (i) approve the Sales Agreement, (ii) authorise either of the Chief Executive Officer and the Chief Financial Officer of the Company (collectively, the “Authorised Officers”) to execute and deliver the Sales Agreement, (iii) constitute a pricing committee of the Board for the purpose of authorising sales under the Sales Agreement (the “Pricing Committee”), (iv) approve the offer, allotment, issue and sale by the Company of ADSs pursuant to the Sales Agreement for an aggregate amount of up to US$15,000,000, at the price and upon such terms as the Board or the Pricing Committee shall approve, (v) authorise and direct the Chief Executive Officer to negotiate the terms of the sale of Placement ADSs subject to any and all restrictions and parameters placed on the Chief Executive Officer pursuant to resolutions adopted by the Board or the Pricing Committee and (vi) proceed with the preparation, execution and filing with the SEC of the Prospectus Supplement (the “Written Board Resolutions”); and
(d)
a PDF executed copy of an extract of the resolutions passed at the general meeting of the Company held on 22 April 2024 (the “2024 General Meeting”) at which it was resolved, inter alia, to (i) authorise the Directors for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares and grant rights to subscribe for, or convert any security into, shares of the Company up to an aggregate nominal amount of £128,391 and allot further equity securities up to an aggregate nominal amount of £122,277 in connection with a pre-emptive offer; and (ii) empower the Directors to allot equity securities (as defined in section 560 of the Companies Act) pursuant to the authority granted under (i) above in connection with a pre-emptive offering and otherwise for cash up to an aggregate nominal amount of £128,391 as if section 561(1) of the Companies Act did not apply to the allotment (the “GM Resolutions”).
3.
SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1
an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 8:40 a.m. (London time) on 15 May 2024 (the “Companies House Search”); and

3.2
an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:02 a.m. (London time) on 15 May 2024 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.
OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that, as at the date of this letter, the New Shares, once they have been allotted and issued, delivered and paid for as described in the Prospectus Supplement in accordance with the terms of the Sales Agreement and registered in the name of the recipient in the register of members of the Company, will be duly and validly issued, fully paid and will not be subject to any call for payment of further capital.

5.
ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1
all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;
5.2
where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;
5.3
each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;
5.4
where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;
5.5
all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;
5.6
the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at the date of this letter and as at each date of the allotment and issue of the New Shares (each such date, a “Bring-Down Date”);
5.7
no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Bring-Down Date;
5.8
the Articles remain in full force and effect and no alteration has been made or will be made to the Articles, as at the date of this letter and as at each Bring-Down Date;
5.9
to the extent that the obligations of the Company under the Sales Agreement may be dependent upon such matters, each of the parties to the Sales Agreement (other than, to the extent expressly set out in the opinion given in this letter, the Company):

(a)
is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;
(b)
is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;
(c)
has the capacity, power and authority to execute, deliver and perform the Sales Agreement;
(d)
is duly qualified to engage in the activities contemplated by the Sales Agreement and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Sales Agreement;
(e)
is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York as specified in the Sales Agreement and has validly submitted to such jurisdiction; and
(f)
has validly authorised, executed and delivered all relevant documents;

and that each of the foregoing remains the case as at each Bring-Down Date;

5.10
the Sales Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that the Sales Agreement will remain in full force and effect at each Bring-Down Date;
5.11
at the time of each allotment and issue of the New Shares, the Company shall have received for such shares “cash consideration” (as defined in section 583(3) of the Companies Act) and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;
5.12
the Sales Agreement remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter, and that the Sales Agreement will remain accurate and complete at each Bring-Down Date;
5.13
there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of the Sales Agreement or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of the Sales Agreement;
5.14
in relation to the Registration Statement, the Prospectus Supplement and the allotment and issue of the New Shares, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of the New Shares pursuant to the Registration Statement and the Prospectus Supplement will be made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;
5.15
the Company is, and the Company and each party to the Sales Agreement will at all times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;
5.16
the Registration Statement has become effective under the Securities Act, and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus Supplement will be filed with the SEC on or about 15 May 2024;
5.17
the resolutions set out in the Written Board Resolutions referred to in paragraph 2.4 (Documents) were validly passed as written resolutions of the Board in accordance with the Articles, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a meeting of the Board but excluding any Director whose vote is not to be counted in respect of a particular matter) have signed one or more copies of the Written Board Resolutions that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;
5.18
the 2024 General Meeting was duly convened and held on 22 April 2024 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the GM Resolutions referred to in paragraph 2.4 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith were made within the relevant time limits;
5.19
all of the New Shares will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 2 and 4, respectively, of the GM Resolutions, or if the relevant authorities and powers under the GM Resolutions have expired or been fully utilised, the Company in general meeting having duly and validly resolved to grant such authorities and powers to the Directors, and the Directors shall not allot or issue (or purport to allot or issue) New Shares and shall not grant rights (or purport to grant rights) to acquire New Shares in excess of such powers or in breach of any other limitation on their power to allot and issue New Shares or grant rights to acquire New Shares;
5.20
the ordinary and special resolutions referred to in paragraph 5.18 above will be passed at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the shareholder resolutions will have been duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;
5.21
any sales of Placement ADSs will be made in accordance with the limitations imposed by the Board or the Pricing Committee as set out in any applicable resolution of the Board or the Pricing Committee;
5.22
the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and will remain so as at each Bring-Down Date, and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;
5.23
the Authorised Officers appointed and authorised to execute the Sales Agreement on behalf of the Company were so appointed and authorised;
5.24
the persons executing the Sales Agreement on behalf of the Company were the Authorised Officers and their authority had not been revoked;
5.25
there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the New Shares;
5.26
as at the date of this letter and each Bring-Down Date, the Company has not and will not have taken any corporate or other action and no steps have been or will be taken or legal proceedings have been or will be started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not and will not be unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or will become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is or will become insolvent or has been or will be dissolved or declared bankrupt;
5.27
all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed, and will remain so on each Bring-Down Date;
5.28
there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;
5.29
we note that the Sales Agreement provides that it is to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by the laws of the State of New York. As lawyers not qualified in New York, we are not qualified or able to assess the true meaning or import of the terms of the Sales Agreement under the laws of the State of New York, and we have made no investigation of such meaning or import. Therefore, our review of the Sales Agreement has been limited to their terms as they appear to us on their face. We have assumed that the choice of the laws of the State of New York in the Sales Agreement is valid as a matter of the laws of the State of New York and the Sales Agreement and the provisions therein are valid, binding and enforceable under the laws of the State of New York and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under the laws of the State of New York, any court named in the forum selection clauses of the Sales Agreement will have jurisdiction over the parties and the subject matter of any action brought in that court under the Sales Agreement;
5.30
all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinion given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and as at each Bring-Down Date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;
5.31
all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement, the Base Prospectus and/or the Prospectus Supplement have been or will be duly made or obtained and are, or will be, in full force and effect;
5.32
no Placement ADSs or New Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Placement ADSs or the New Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;
5.33
in offering and selling the Placement ADSs, and issuing the New Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA; and
5.34
all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Placement ADSs or the New Shares or otherwise in relation to the Sales Agreement, the Registration Statement, the Prospectus Supplement and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act).
6.
SCOPE OF OPINION
6.1
The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.
6.2
We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinion stated in paragraph 4 (Opinion).
6.3
We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).
6.4
No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.
6.5
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.
6.6
The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.
6.7
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.
6.8
We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, the Base Prospectus or the Prospectus Supplement, or that no material facts have been omitted therefrom.
6.9
This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.
6.10
This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.
7.
RESERVATIONS
7.1
The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:
(a)
a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)
an administration order has been made; or
(c)
a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2
The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.
7.3
The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.
7.4
We express no opinion as to matters of fact.
7.5
Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.
7.6
If (a) any party to the Sales Agreement is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) any party to the Sales Agreement is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of any party to the Sales Agreement is otherwise affected by Sanctions, then the rights and obligations of such person under the Sales Agreement may be void and/or unenforceable.
7.7
We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to the Sales Agreement, the Registration Statement, the Prospectus Supplement or any transaction contemplated thereby.
8.
DISCLOSURE AND RELIANCE
8.1
This letter is addressed to you solely for your benefit in connection with the Registration Statement, the Prospectus Supplement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the current report on Form 8-K to be filed with the SEC in relation to the Sales Agreement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

8.2
This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP